Exhibit 10.1

CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT

THIS CONSENT AND FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is dated as of January 3, 2014 and is entered into by any among VERSO PAPER FINANCE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), VERSO PAPER HOLDINGS LLC, a Delaware limited liability company (the “Borrower”) and the Lenders signatory hereto.

W I T N E S S E T H :

WHEREAS, Holdings, the Borrower, and certain Subsidiaries of the Borrower entered into a Credit Agreement (the “Credit Agreement”; unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to them in the Credit Agreement), dated as of May 4, 2012, with Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and a Lender and the other Lenders from time to time party thereto.

WHEREAS, a newly-created wholly-owned subsidiary (“MergerSub”) of the Borrower, intends to merge (the “NewPage Merger”) with and into NewPage Holdings, Inc., a Delaware corporation (“NewPage”);

WHEREAS, the Borrower intends to issue debt (the “Seller Notes”) to equity holders of NewPage (in addition to other consideration to be paid thereto) in connection with the NewPage Merger (the “Seller Note Issuance”);

WHEREAS, the Borrower intends to issue new second lien notes in exchange for certain of the existing Second Lien Notes (the “New Second Lien Note Issuance”);

WHEREAS, the Borrower intends to issue new senior subordinated notes in exchange for certain of the existing Senior Subordinated Notes (the “New Senior Subordinated Note Issuance”);

WHEREAS, NewPage Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of NewPage (“NewPage Corporation”), intends to enter into (i) a senior secured term loan facility (the “NewPage Term Loan Facility”) and (ii) a senior secured revolving credit facility (the “NewPage ABL Facility” and, together with the NewPage Term Loan Facility, the “NewPage Credit Facilities”) in connection with and either substantially contemporaneously with or prior to the NewPage Merger;

WHEREAS, (i) the Borrower and certain Subsidiaries of the Borrower on the one hand and NewPage and certain Subsidiaries of NewPage on the other intend to enter into a shared services agreement in connection with the NewPage Merger and (ii) the Subsidiaries of NewPage will not be guaranteeing the Obligations of the Borrower under the Credit Agreement and neither the Borrower nor the Subsidiaries of the Borrower existing as of the date hereof will be guaranteeing the obligations of NewPage Corporation under the NewPage Credit Facilities (such structure, the “Structure”, and together with the NewPage Merger, the Seller Note Issuance, the New Second Lien Note Issuance, the New Senior Subordinated Note Issuance, the entering into of the NewPage Credit Facilities and the other transactions entered into in connection therewith, the “Transactions”); and

WHEREAS, Holdings and the Borrower have requested that the Lenders (i) amend certain provisions of the Credit Agreement as set forth herein and (ii) consent to the Transactions and, subject to the satisfaction of the conditions set forth herein, the Lenders are willing to do so, on the terms and conditions set forth herein;

NOW, THEREFORE, it is agreed:

I.	Consent.

From and after the Agreement Effective Date (as defined below) and notwithstanding anything contained in the Credit Agreement or any other Loan Document to the contrary, the Lenders hereby consent to the Transactions.

II.	Amendments to Credit Agreement.

Effective as of the Agreement Effective Date (subject, in the case of the amendments provided for in Section 2 of Article II of this Agreement, to the satisfaction of the conditions set forth in Section 2 of Article III of this Agreement), the Credit Agreement is hereby amended as necessary to effectuate the Transactions including, without limitation, as follows:

1. Energy/Hydro Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Non-Core Energy Assets” means any assets held by an entity listed on Schedule 1.01F hereto and any related assets held by the Borrower or any Subsidiary.

“Specified Non-Core Assets” shall mean hydro-electric dams and related assets.

(b) The definition of “Unrestricted Subsidiary” as set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting immediately following the number “(3)” the words and number “the entity listed on item 1 of Schedule 1.01F hereto, (4)” and (ii) deleting the number “(4)” and substituting in lieu thereof the number “(5)”.

(c) Section 6.03 of the Credit Agreement is hereby amended by (i) deleting the word “and” prior to clause (b) thereof and (ii) inserting the following clauses after clause (b):

“(c) with respect to the Non-Core Energy Assets, and”

“(d) with respect to the Specified Non-Core Assets.”

(d) Section 6.04 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (bb), (ii) deleting the period at the end of paragraph (cc) and substituting therefore a semicolon and (iii) inserting the following new paragraphs after paragraph (cc):

“(dd) Investments in any Unrestricted Subsidiary made with Specified Non-Core Assets; and”

“(ee) Investments in any Unrestricted Subsidiary made with Non-Core Energy Assets.”

(e) Section 6.05 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (l), (ii) deleting the period at the end of paragraph (m) and substituting therefore a semicolon and (iii) inserting the following new paragraphs after paragraph (m):

“(n) the sale or other disposition of the Specified Non-Core Assets; and”

“(o) the sale or other disposition of the Non-Core Energy Assets.”

(f) A new Schedule 1.01F shall be added to the Credit Agreement in the form of Annex II hereto.

2. NewPage Merger Amendments.

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“New Second Lien Notes” shall mean the second priority senior secured notes to be issued by the Borrower and Verso Paper Inc. prior to the NewPage Merger Closing Date pursuant to the New Second Lien Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. in exchange for, and as contemplated by, the New Second Lien Notes Indenture and the related registration rights agreement with substantially identical terms as the New Second Lien Notes.

“New Second Lien Notes Indenture” shall mean the Indenture, under which the New Second Lien Notes are to be issued, among, among others, the Borrower and Verso Paper Inc., as issuers, and certain of the Subsidiaries party thereto, as guarantors, as in effect prior to the NewPage Merger Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Cash Flow Agreement.

“New Senior Secured Notes” shall mean the senior secured notes to be issued by the Borrower and Verso Paper Inc. on the NewPage Merger Closing Date pursuant to the New Senior Secured Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. in exchange for, and as contemplated by, the New Senior Secured Notes and the related registration rights agreement with substantially identical terms as the New Senior Secured Notes.

“New Senior Secured Notes Indenture” shall mean the Indenture under which the New Senior Secured Notes are to be issued, among, among others, the Borrower and Verso Paper Inc., as issuers and certain of the Subsidiaries party thereto, as guarantors, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Cash Flow Agreement.

“New Senior Subordinated Notes” shall mean the senior subordinated notes to be issued by the Borrower and Verso Paper Inc. prior to the NewPage Merger Closing Date pursuant to the New Senior Subordinated Notes Indenture and any notes issued by the Borrower and Verso Paper Inc. in exchange for, and as contemplated by, the New Senior Subordinated Notes Indenture and the related registration rights agreement with substantially identical terms as the New Senior Subordinated Notes.

“New Senior Subordinated Notes Indenture” shall mean the Indenture under which the New Senior Subordinated Notes are to be issued, among, among others, the Borrower and Verso Paper Inc., as issuers and certain of the Subsidiaries party thereto, as guarantors, as in effect prior to the NewPage Merger Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Cash Flow Agreement.

“NewPage ABL Credit Agreement” shall mean that certain asset-based revolving credit agreement dated as of or prior to the NewPage Merger Closing Date, if entered into, by and among, among others, NewPage Investment Company LLC, a Delaware limited liability company, NewPage Corporation, a Delaware corporation, as borrower, the Subsidiaries of NewPage Corporation party thereto and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“NewPage Excluded Entity” shall mean NewPage Investment Company LLC and its subsidiaries.

“NewPage Merger” shall mean the merger of a wholly-owned subsidiary of the Borrower, with and into NewPage Holdings, Inc., a Delaware corporation.

“NewPage Merger Closing Date” shall mean the date of the consummation of the NewPage Merger.

“NewPage Term Loan Credit Agreement” shall mean that certain credit agreement dated as of or prior to the NewPage Merger Closing Date, if entered into, by and among, among others, NewPage Investment Company LLC, a Delaware limited liability company, NewPage Corporation, a Delaware corporation, as borrower, the Subsidiaries of NewPage Corporation party thereto and the lenders party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Shared Services Agreement” shall mean the shared services agreement to be entered into among, among others, the Borrower, certain Subsidiaries of the Borrower, NewPage Holdings, Inc., a Delaware corporation and certain Subsidiaries of NewPage Holdings, Inc. in connection with the NewPage Merger, substantially in accordance with the term sheet attached hereto as Exhibit I, and any and all modifications thereto, substitutions therefor and replacements thereof so long as such modifications, substitutions and replacements are not materially adverse to the Lenders.

(b) The definition of “Adjusted First Lien Debt” as set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “the New Senior Secured Notes,” immediately prior to the phrase “the Cash Flow Revolving Facility Credit Exposure”.

(c) The definition of “Cash Flow Revolving Facility Maturity Date” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“‘Cash Flow Revolving Facility Maturity Date” shall mean May 4, 2017; provided that if, on each date that is ninety-one (91) days prior to the scheduled maturity date of each of the Second Lien Floating Rate Notes, the New Second Lien Notes, the Senior Subordinated Notes, the New Senior Subordinated Notes or the Holdco Debt, as applicable (each such date, an “Early Maturity Test Date”), the outstanding principal amount of such Second Lien Floating Rate Notes, New Second Lien Notes, Senior Subordinated Notes, New Senior Subordinated Notes or Holdco Debt, as applicable, that is scheduled to mature ninety-one (91) days following such Early Maturity Test Date is greater than $100.0 million (and such debt has not been either (x) prepaid, redeemed, purchased, defeased, discharged or otherwise satisfied or (y) otherwise extended to a maturity date that is more than five years and ninety-one (91) days after the Closing Date), the Cash Flow Revolving Facility Maturity Date shall be such Early Maturity Test Date.”

(d) The definition of “Change in Control” as set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the phrase “the New Senior Secured Notes Indenture,” immediately prior to the phrase “the Second Lien Fixed Rate Notes Indenture”, (ii) inserting the phrase “the New Second Lien Notes Indenture,” immediately prior to the phrase “the Second Lien Floating Rate Notes Indenture”, and (iii) inserting the phrase “the New Senior Subordinated Notes Indenture,” immediately prior to the phrase “the ABL Credit Agreement”.

(e) The definition of “Collateral and Guarantee Requirement” as set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the phrase “, the New Second Lien Notes” into clause (h)(iii) immediately prior to the phrase “and any other Indebtedness of the Borrower” and (ii) inserting the phrase “the New Senior Secured Notes, the” into clause (h)(v) immediately prior to the phrase “Cash Flow Revolving Facility”.

(f) The definition of “First Lien Debt” as set forth in Section 1.01 of the Credit Agreement is hereby amended by inserting the phrase “the New Senior Secured Notes,” immediately prior to the phrase “Cash Flow Revolving Facility Credit”.

(g) The definition of “Permitted Additional Refinancing Debt” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“‘Permitted Additional Refinancing Debt’ shall mean any Indebtedness incurred in connection with the Refinancing (or previous refinancings thereof constituting Permitted Additional Refinancing Debt) or payment or other distribution in respect of the Senior Subordinated Notes, the New Senior Subordinated Notes or the Holdco Debt; provided that (a) at the time of the incurrence of such Permitted Additional Refinancing Debt and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (b) the cash proceeds of such Permitted Additional Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (c) the terms of the Permitted Additional Refinancing Debt do not provide for any scheduled repayment or mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is 91 days after the Cash Flow Revolving Facility Maturity Date, (d) the terms and conditions of such Permitted Additional Refinancing Debt shall be customary for similar Indebtedness in light of the then prevailing market conditions (it being agreed that the terms of this Cash Flow Credit Agreement, the ABL Credit Agreement, the NewPage ABL Credit Agreement, the NewPage Term Loan Credit Agreement, the Holdco Debt, the Senior Subordinated Notes, the New Senior Subordinated Notes, the Senior Secured Notes, the New Senior Secured Notes, the Second Lien Notes and the New Second Lien Notes shall be deemed to be customary for purposes of the foregoing standard to the extent that such Permitted Additional Refinancing Debt is similar thereto), and (e) if such Permitted Additional Refinancing Debt is secured by Liens on Collateral, the Total Net First Lien Leverage Ratio, determined on a Pro Forma Basis, shall not exceed 2.50 to 1.00.”

(h) The definition of “Permitted Refinancing Indebtedness” as set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“‘Permitted Refinancing Indebtedness’ shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Sections 6.01(i) and 6.01(j), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) 90 days after the Cash Flow Revolving Facility Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Cash Flow Credit Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced, unless such new obligors are Loan Parties and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including pursuant to after acquired property clauses to the extent such type collateral secured the Indebtedness being Refinanced) on terms not materially less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of (x) the Senior Subordinated Notes, New Senior Subordinated Notes or Permitted Additional Debt that are subordinated in right of payment, such Permitted

Refinancing Indebtedness shall (i) be subordinated in right of payment to the guarantee by Holdings and the Subsidiary Loan Parties of the Facilities, and (ii) be otherwise on terms (other than pricing and redemption provisions) taken as a whole not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced, (y) the Senior Subordinated Notes, New Senior Subordinated Notes or Permitted Additional Debt, such Permitted Refinancing Indebtedness shall meet the requirements of the definition of “Permitted Additional Debt” and (z) the Second Lien Notes or the New Second Lien Notes, (i) the Liens, if any securing such Permitted Refinancing Indebtedness shall be subject to the Junior Lien Intercreditor Agreement or any other intercreditor agreement entered into by (among others) the Borrower and the Administrative Agent in accordance with this Cash Flow Credit Agreement and (ii) such Permitted Refinancing Indebtedness shall be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.”

(i) The definition of “Second Lien Note Documents” as set forth in Section 1.01 of the Credit Agreement is hereby amended by deleting the word “and” immediately following the phrase “Second Lien Fixed Rate Notes Indenture” and inserting immediately prior to the words “the Second Lien Security Documents” a comma and the words “the New Second Lien Notes, the New Second Lien Notes Indenture and”.

(j) The definition of “Senior Subordinated Note Documents” as set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) replacing the word “and” immediately following the “Senior Subordinated Notes” with a comma and (ii) inserting immediately following the phrase “the Senior Subordinated Notes Indenture” the phrase “the New Senior Subordinated Notes and the New Senior Subordinated Notes Indenture”.

(k) The definition of “Unrestricted Subsidiary” as set forth in Section 1.01 of the Credit Agreement is hereby amended by (i) inserting the phrase “the New Senior Secured Notes Indenture,” immediately prior to the phrase “the Second Lien Notes Indenture”, (ii) inserting the phrase “the New Second Lien Notes Indenture,” immediately prior to the phrase “the Senior Subordinated Notes Indenture” and (iii) inserting the phrase “the New Senior Subordinated Notes Indenture,” immediately prior to the phrase “the Cash Flow Credit Agreement”.

(l) Section 3.24 of the Credit Agreement is hereby amended by (i) inserting the phrase “, the New Senior Subordinated Notes Indenture” immediately prior to the phrase “and under the documentation governing any Permitted Additional Debt” and (ii) inserting the phrase “, New Senior Subordinated Notes” immediately prior to the phrase “or any Permitted Additional Debt”.

(m) Section 5.04(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“In the event that (i) in respect of the Senior Secured Notes, the New Senior Secured Notes, the Second Lien Notes, the New Second Lien Notes the Senior Subordinated Notes or the New Senior Subordinated Notes, and any Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent of Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and (ii) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower will satisfy the requirements of such paragraphs; and”

(n) Section 5.10(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) If any additional direct or indirect Wholly-Owned Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Domestic Subsidiary that is not an Unrestricted Subsidiary, a CFC Holding Company or a NewPage Excluded Entity (other than, at the Borrower’s option, Immaterial Subsidiaries), within ten Business Days after the date such Wholly-Owned Subsidiary is formed or acquired notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Wholly-Owned Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, (i) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Wholly-Owned Subsidiary and (ii) with respect to any Equity Interest in or Indebtedness of such Wholly-Owned Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (f) below.”

(o) Section 6.01(m) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in clause (ii) of paragraph (b) and paragraph (l) of this Section 6.01, so long as (x) the Liens securing the Guarantee of the obligations under the “Loan Documents” (as defined in the ABL Credit Agreement) or any Permitted Refinancing Indebtedness in respect thereof are subject to the Senior Lien Intercreditor Agreement, and (y) the Guarantee of the Senior Subordinated Notes, the New Senior Subordinated Notes or, prior to the date that is one year prior to the maturity date of the Senior Subordinated Notes or the New Senior Subordinated Notes, respectively, any Permitted Refinancing Indebtedness in respect thereof, is subordinated in right of payment substantially on terms as set forth in the Senior Subordinated Notes Indenture with respect to the Senior Subordinated Notes or New Senior Subordinated Notes Indenture with respect to the New Senior Subordinated Notes, as applicable, and so long as any Liens securing the Guarantee of the Second Lien Notes, the New Second Lien Notes or any Permitted Refinancing Indebtedness in respect thereof are subject to the Junior Lien Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent reflecting that such Liens are junior in priority to the Lien of the Administrative Agent securing the Obligations under the Loan Documents, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Cash Flow Credit Agreement,

(iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(s) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations to at least the same extent as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Notes Indenture and of the New Senior Subordinated Notes is under the New Senior Subordinated Notes Indenture;”

(p) Section 6.01(w) of the Credit Agreement is hereby amended by deleting the bracketed word “[Reserved]” and substituting in lieu thereof the following words “Indebtedness of the Borrower pursuant to (i) the New Second Lien Notes in an aggregate principal amount that is not in excess of $396,000,000, (ii) the New Senior Subordinated Notes in an aggregate principal amount that is not in excess of $142,500,000, (iii) the New Senior Secured Notes in an aggregate principal amount that is not in excess of $650,000,000, and (iv) any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness;”

(q) Section 6.01(y) of the Credit Agreement is hereby amended by deleting the bracketed word “[reserved]” and substituting in lieu thereof the following words “(i) Indebtedness under the “Loan Documents” as defined in the NewPage ABL Credit Agreement, (ii) Indebtedness under the “Loan Documents” as defined in the NewPage Term Loan Credit Agreement and (iii) any Permitted Refinancing Indebtedness incurred to Refinance any of the foregoing Indebtedness;”

(r) Section 6.02 of the Credit Agreement is hereby amended by (i) inserting the phrase “(ii) the New Second Lien Notes,” immediately after the phrase “(i) the Second Lien Notes” in paragraph (hh), (ii) replacing the “(ii)” in paragraph (hh) with “(iii)”, (iii) inserting the following phrase “, (iv) the New Senior Subordinated Notes” immediately after the phrase “the Senior Subordinated Notes” in paragraph (hh), (iv) replacing the “(iii)” in paragraph (hh) with “(v)”, (v) inserting “or Section 6.01(w)(iii)” immediately following “6.01(l)(iii)” in paragraph (jj), (vi) deleting the word “or” at the end of paragraph (jj), (ii) deleting the period at the end of paragraph (kk) and substituting therefore a semicolon and (iii) inserting the following new paragraph after paragraph (kk):

“(ll) Liens on assets of NewPage Excluded Entities securing Indebtedness permitted by Section 6.01(y) (together with any Permitted Refinancing Indebtedness in respect thereof).”

(s) Section 6.04(b)(B) of the Credit Agreement is hereby amended by inserting immediately following the words “Closing Date” the words “by the Loan Parties”.

(t) Section 6.04(b)(C) of the Credit Agreement is hereby amended by inserting immediately following the words “Closing Date” the words “by the Loan Parties”.

(u) Section 6.04 of the Credit Agreement (after giving effect to the amendment in Article II, Section 1(d) above) is hereby amended by (i) deleting the word “and” at the end of paragraph (dd), (ii) deleting the period at the end of paragraph (ee) and substituting therefore a semicolon and (iii) inserting the following new paragraphs after paragraph (ee):

“(ff) Investments pursuant to, in connection with, or to effectuate the NewPage Merger; and”

“(gg) Investments in NewPage Holdings, Inc. and its Subsidiaries, provided that the Borrower and the Subsidiaries shall be in Pro Forma Compliance after giving effect to such Investment.”

(v) Section 6.05 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (n), (ii) deleting the period at the end of paragraph (o) and substituting therefore a semicolon and (iii) inserting the following new paragraphs after paragraph (o):

“(p) the NewPage Merger; and”

“(q) transactions pursuant to the Shared Services Agreement.”

(w) The last paragraph of Section 6.05 of the Credit Agreement is hereby amended by inserting immediately following the words “dispositions to Loan Parties” the words “or from Subsidiaries that are not Loan Parties to other Subsidiaries that are not Loan Parties”.

(x) Section 6.06 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of paragraph (h), (ii) deleting the period at the end of paragraph (i) and substituting in lieu thereof a semicolon and the word “and” and (iii) inserting the following new paragraph after paragraph (i):

“(j) the Borrower or the Subsidiaries may pay dividends or distributions in connection with or to effectuate the NewPage Merger.”

(y) Section 6.07(b) of the Credit Agreement is hereby amended by (i) deleting the word “or” at the end of paragraph (xxii), (ii) deleting the period at the end of paragraph (xxiii) and (iii) inserting the following new paragraphs after paragraph (xxiii):

“(xxiv) transactions pursuant to the Shared Services Agreement; or”

“(xxv) transactions pursuant to, in connection with, or to effectuate the NewPage Merger.”

(z) Section 6.09(b) of the Credit Agreement is hereby amended by (i) inserting the phrase “and the New Senior Subordinated Notes” immediately after the phrase “of the Senior Subordinated Notes” in clause (i)(E), (ii) inserting the phrase “or New Senior Subordinated Notes” immediately after the phrase “of the Senior Subordinated Notes” in clause (i)(G) and (iii) inserting the phrase “or New Senior Subordinated Notes, as applicable” immediately after the phrase “of such Senior Subordinated Notes” in clause (i)(G).

(aa) Section 6.09(c) of the Credit Agreement is hereby amended by inserting immediately following the words “as defined in the ABL Credit Agreement” a comma and the words “the NewPage ABL Credit Agreement or the NewPage Term Loan Credit Agreement”.

(bb) Section 6.09(c)(B) of the Credit Agreement is hereby amended by inserting immediately following the words “the Senior Subordinated Notes” a comma and the words “the New Senior Secured Notes, the New Second Lien Notes, the New Senior Subordinated Notes”.

(cc) Section 6.12 of the Credit Agreement is hereby amended by (i) inserting immediately following the words “pursuant to Section 6.01(r)” a comma and the words “(g) the New Second Lien Notes, (h) the New Senior Secured Notes, (i) the obligations under the NewPage ABL Credit Agreement and the other “Loan Documents” (as defined therein), (j) the obligations under the NewPage Term Loan Credit Agreement and the other “Loan Documents” (as defined therein)” and (ii) deleting the letter “(g)” of such Section and substituting in lieu thereof the letter “(k)”.

(dd) Section 8.01(m)(i) is hereby amended by (i) inserting the phrase “or New Senior Subordinated Notes Indenture” immediately after the phrase “under the Senior Subordinated Notes Indenture” and (ii) inserting the phrase “, New Senior Subordinated Notes” immediately prior to the phrase “or any Permitted Additional Debt”.

(ee) A new Exhibit I is hereby added to the Credit Agreement in the form of Annex I attached hereto.

III.	Effectiveness.

1. Conditions to Effectiveness of Amendment. The effectiveness of this Agreement, other than the terms of Section 2 of Article II above, is subject to the satisfaction of the following conditions (the date on which each of the following conditions is first satisfied, the “Agreement Effective Date”):

(a) the Administrative Agent shall have received a signature page to this Agreement duly executed by each of Holdings, the Borrower and the Required Lenders;

(b) the Administrative Agent shall have received reimbursement of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Agreement, in accordance with Section 10.05 of the Credit Agreement; and

(c) the representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Agreement Effective Date.

2. Conditions to Effectiveness of Section 2 of Article II of Amendment. The effectiveness of Section 2 of Article II of this Agreement is subject to the consummation of the NewPage Merger.

IV.	Representations and Warranties.

The Borrower represents and warrants to the Required Lenders that, both before and immediately after giving effect to this Agreement on the Agreement Effective Date, the following statements are true and correct:

1. Corporate Power and Authority. Each of Holdings and the Borrower has all requisite limited liability company power and authority to enter into this Agreement.

2. Authorization of Agreements. The execution and delivery of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary limited liability company action on the part of each of Holdings and the Borrower.

3. No Default. No Default or Event of Default shall have occurred and be continuing.

4. Credit Agreement Representations and Warranties. The representations and warranties set forth in Article 3 of the Credit Agreement and each of the other Loan Documents are true and correct (or true and correct in all material respects, in the case of any such representation or warranty that is not qualified as to materiality) on and as of the Agreement Effective Date (except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects, in the case of any representation or warranty that is not qualified by materiality) as of such earlier date).

V.	Miscellaneous.

1. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(a) On and after the Agreement Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified by this Agreement (the “Amended Credit Agreement”).

(b) Except as specifically modified by this Agreement, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except as expressly set forth herein, the execution, delivery and performance of this Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or the Lender under, the Credit Agreement, the Amended Credit Agreement or any of the other Loan Documents, and shall not be considered a novation.

2. Headings and Construction. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement. This Agreement is a “Loan Document” executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

3. Applicable Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUR REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

4. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Agreement by facsimile or PDF shall be effective as delivery of a manually executed counterpart of this Agreement and each party hereto shall be entitled to rely on a facsimile signature of each other party hereto as if it were an original.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VERSO PAPER FINANCE HOLDINGS LLC

By:	/s/ David J. Paterson
	Name:	David J. Paterson
	Title:	President and Chief Executive Officer

VERSO PAPER HOLDINGS LLC

By:	/s/ David J. Paterson
	Name:	David J. Paterson
	Title:	President and Chief Executive Officer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Authorized Signatory

By:	/s/ Ryan Long
	Name:	Ryan Long
	Title:	Authorized Signatory

CITICORP NORTH AMERICA, INC.,
as a Lender

By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Director

BARCLAYS BANK PLC.,
as a Lender

By:	/s/ Christopher R. Lee
	Name:	Christopher R. Lee
	Title:	Assistant Vice President

ANNEX I

[See attached.]

SERVICES AGREEMENT TERM SHEET

TRANSACTION GENERALLY

Set forth below are the significant terms of the Services Agreement (the “Agreement”) to be entered into by and among Verso Paper Corp. (“Verso”), NewPage Investment Company LLC (“NewPage Parent”) and NewPage Corporation (“NewPage”) in connection with the consummation of the transactions (the “Transaction”) contemplated by that certain Merger Agreement by and among NewPage Parent, NewPage, Verso, NewPage Holdings, Inc., Verso Paper Holdings One LLC, Verso Paper Finance Holdings LLC, and Verso Paper Holdings, LLC and the other parties and guarantors named therein. Under the Agreement Verso may provide or cause to be provided to NewPage certain services in the categories set forth below as from time to time may be added to or deleted pursuant to the terms of the Agreement.

Parties	Verso, NewPage Parent and NewPage.

Effective Date	As of the closing date of the Transaction (the “Effective Date”).

ONGOING SERVICES

Shared Services	From and after the Effective Date, Verso may, or may cause one or more of its subsidiaries or third-party service providers to, provide to NewPage and its subsidiaries those corporate and other shared services set forth on Exhibit A hereto (the “Shared Services”).

COST ALLOCATION; SYNERGIES

Implementation Costs	Costs incurred in the implementation of the expected synergies from the Transaction and resultant combination of the Verso and NewPage businesses (e.g., severance payments, information technology expenses, etc.) shall be allocated 1/3 to Verso and 2/3 to NewPage.

Shared Services Costs

If Verso provides a Shared Service to NewPage, NewPage shall pay Verso an amount for such Shared Service equal to the Pre-Transaction Cost.

“Pre-Transaction Cost” means, with respect to any received Shared Service, the all-in cost incurred or paid by NewPage for the identical or substantially equivalent service or function on an average basis over the twelve-month period prior to the Effective Date, which may include fully-fringed employee costs, reasonable allocation of direct and indirect corporate and related overhead and other, similar costs, in each case as determined in the good faith, reasonable commercial judgment of Verso.

Synergies	100% of the realized synergies and related cost savings resulting from the Transaction and resultant combination of the Verso and NewPage businesses (“Synergies”) shall be for the benefit of Verso, and, to the extent realized by NewPage, shall be paid by NewPage to Verso as set forth below. For the avoidance of doubt, reductions in the cost of raw materials and/or logistics/transportation achieved due to Synergies or other economies of scale or purchasing efficiencies resulting from the Transaction shall constitute compensable Synergies hereunder (it being understood that Verso shall not procure such raw materials or transportation/logistics services as an agent of NewPage).

Make-Whole Payments

From the Effective Date until the final maturity of the longest-dated indebtedness of NewPage, in the event that a party experiences a reduction in production capacity (“Reducing Party”) that exceeds 10% relative to such party’s production capacity immediately prior to the Effective Date (such amount of capacity the “Relevant Capacity”), a “Triggering Event” will be deemed to have occurred.

Upon a Triggering Event, if the party that did not experience the capacity reduction (“Non-Reducing Party”) realizes an increase in tons sold in any of the four subsequent quarters, as compared to the amount of tons sold prior to the Triggering Event (the “Excess Amount”), of at least 10% of the Relevant Capacity, then the Non-Reducing Party will pay to the Reducing Party, the lesser of (i) $75 multiplied by the Excess Amount divided by four and (ii) the amount of EBITDA attributable by the Reducing Party to the Relevant Capacity, in the four quarters prior to the to the Triggering Event, divided by four. Such amounts will be paid quarterly, in arrears, 60 days after the conclusion of such quarter.

Allocation Methodology Evaluation	No less often than annually, the Steering Committee shall meet to evaluate and determine whether the allocation methodologies then in existence accurately reflect the performance and use of services by Verso or NewPage. The Steering Committee shall evaluate the services being performed and used and shall determine whether the allocation methodologies then in existence require adjustment and, upon a determination that an adjustment is required, shall have the authority to effect such adjustment. Each of Verso and NewPage shall cooperate with the Steering Committee in the aforementioned process, including making appropriate personnel and materials available to the Steering Committee. In the event that either Verso or NewPage disagrees with the allocation methodologies determined by the Steering Committee, the dispute resolution procedures set forth below shall apply.

Non-Cash Cost Allocation	Any non-cash costs caused by, incurred or otherwise arising from or relating to the Shared Services shall be allocated to Verso and NewPage for financial statement purposes only, without any corresponding cash reimbursement required, in accordance with generally accepted accounting principles and based on the otherwise applicable allocation methodology, if any.

Monthly Estimate Statements & Capital Expenditure and Synergy Invoices

Prior to the first day of each month during the term of the applicable service, Verso shall (i) estimate (or calculate, as applicable) the costs of the services to be provided for such month, which shall be based upon an annual budget as previously agreed between Verso and NewPage (the “Estimated Monthly Payment”) and (ii) prepare and issue invoices for such Estimated Monthly Payment to be paid by NewPage, which invoices shall be delivered on the first day of each month (or as promptly as practicable thereafter). Not later than five (5) business days following delivery of an invoice for the Estimated Monthly Payment, NewPage shall promptly pay to or as directed by Verso the Estimated Monthly Payment. NewPage may elect to cause all or a portion of the Estimated Monthly Payment to be satisfied by one or more of its subsidiaries.

With respect to Synergies, Verso shall invoice NewPage for 100% of realized Synergies within ten (10) days following the end of each month during the term of the Agreement. Such invoice shall include the amount of the realized Synergy or Synergies and reasonable supporting detail. NewPage shall, or shall cause one or more of its subsidiaries to, pay to Verso the amount of such invoiced Synergies within five (5) business days following NewPage’s receipt of each such invoice. (At Verso’s election, Synergy invoicing for the last month in any quarter may instead be included within the Quarterly True-Up Statement referred to below.)

Quarterly True-Up Statements	Within a month and ten (10) days following the end of each quarter during the term of the applicable service, Verso shall furnish NewPage with a written statement comparing the aggregate Estimated Monthly Payments previously invoiced to and paid by NewPage for such prior quarter with the actual costs allocable to NewPage as provided above for all services provided to NewPage or its subsidiaries for such prior quarter. Such statement shall also include the calculation with reasonable supporting detail, or the amount owing and payable by Verso to NewPage, as a result of such true-up. At its election, Verso may also include the amounts of any compensable Synergies due and payable from NewPage for the last month in any quarter in any Quarterly True-Up Statement.

Determination and Payment

Unless written objection to any Quarterly True-Up Statement is received by Verso from NewPage within ten (10) days of Verso’s delivery thereto of such Quarterly True-Up Statement, such Quarterly True-Up Statement shall be final and binding. In the event NewPage provides timely notice that it disputes all or any portion of any Quarterly True-Up Statement, the dispute resolution procedures set forth below shall govern the resolution of such dispute.

The undisputed portion of any amounts owing and payable pursuant to any Quarterly True-Up Statement shall be accounted for in the Monthly Estimate Statement for the calendar month immediately following the last month covered by such Quarterly True-Up Statement by (i) increasing the amount otherwise owing and payable thereunder, in the case of amounts owing from NewPage under such Quarterly True-Up Statement or (ii) reducing the amount otherwise owing and payable thereunder, in the case of amounts owing to NewPage under such Quarterly True-Up Statement, in each case on a dollar-for-dollar basis.

SERVICE MANAGEMENT

Steering Committee	In order to monitor, coordinate and facilitate implementation of the terms and conditions of the Agreement, Verso and NewPage shall establish a “Steering Committee” consisting of at least one executive officer from each of Verso and NewPage and whereby each of Verso and NewPage is equally represented (provided that the chairman of the Steering Committee shall in all cases be deemed a representative of both Verso and NewPage for purposes of determining equal representation on the Steering Committee). The initial Steering Committee representatives shall be the Chief Financial Officer, who shall also serve as the initial chairman of the Steering Committee, a divisional financial representative of Verso and a divisional financial representative of NewPage. The Steering Committee representatives shall meet at least quarterly (or more frequently if needed or reasonably requested by a representative) during the term of the Agreement to determine the services to be provided and the payments to be made pursuant to the Agreement. Such determination with respect to the services to be provided shall include the scope, manner, level, and place or places where such services shall be provided. If the members of the Steering Committee are unable (whether by majority vote or in such other manner as the members of the Steering Committee decide) to determine whether a service is to be provided, or the scope, manner, level and place or places at which such service shall be provided, such service shall not be provided until such time as the members of the Steering Committee determine the relevant matters. The Steering Committee representative(s) for each party shall stay reasonably apprised of the activities of the employees, agents and contractors of such party who are providing or receiving the services in order to maximize efficiency in the provision and receipt of the services.

Additional Services	NewPage may, from time to time, request additional services that are not listed in the Agreement. The parties agree to negotiate in good faith the terms and conditions by which Verso would be willing to perform such additional services, if at all.

Changes to Services

The parties may agree to modify the terms and conditions of Verso’s performance of any service in order to reflect new procedures, processes or other methods of providing such service. The parties will negotiate in good faith the terms and conditions upon which Verso would be willing to implement such change.

Verso may make: (i) changes to the process of performing a particular service that do not adversely affect the benefits to NewPage of Verso’s provision or quality of such service in any material respect or increase NewPage’s allocated costs for such service; (ii) emergency changes in the manner in which a particular service is provided on a temporary and short-term basis; and/or (iii) changes to a particular service in order to comply with applicable law or regulatory requirements, in each case without obtaining the prior consent of NewPage.

Service Quality	Verso shall perform the services for NewPage (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with Verso’s and such subsidiaries’ current practice in performing the services for the business and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to Verso or any of its affiliates. Verso shall use commercially reasonable efforts to provide services to NewPage throughout the term without material interruption. Verso shall and shall instruct and use commercially reasonable efforts to cause its affiliates, representatives, contractors, invitees and licensees to, in all material respects, provide the services in accordance with any applicable laws affecting or relating to the provision of the services.

ADDITIONAL TERMS

Term	Subject to the termination provisions set forth below, the initial term for the ongoing services shall commence as of the Effective Date and shall continue until the 3-year anniversary of such date, provided that on such expiration date and each subsequent anniversary of such expiration date, the term shall be automatically extended for one additional year unless Verso or NewPage provides written notice to the contrary to the other party at least ninety (90) days prior to such expiration date (or any such anniversary, as applicable).

Termination

The Agreement shall terminate with respect to any or all services at the written election of the non-defaulting party upon the occurrence of an Event of Default under the Agreement when the time to cure has lapsed. In addition, NewPage may terminate its receipt of any service for its convenience, without cause, by giving the providing party written notice not less than thirty (30) days prior to the effective date of such termination. No such termination shall affect NewPage’s obligation to make payment to Verso for Synergies as set forth above.

An “Event of Default” shall exist with respect to Verso if Verso shall fail to perform or comply with, in any material respect, any of the covenants, agreements, terms or conditions contained in the Agreement applicable to Verso and such failure shall continue for a period of thirty (30) days after written notice thereof from NewPage to Verso specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within thirty (30) days, if Verso fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days after the initial delivery of written notice from NewPage with respect to such failure.

An “Event of Default” shall exist with respect to NewPage if NewPage shall (i), unless subject to a good faith dispute, fail to make any monetary payment required under the Agreement on or before the due date recited therein and such failure continues for thirty (30) business days after written notice from Verso specifying such failure, (ii) fail to perform or comply with, in any material respect, any of the other covenants, agreements, terms or conditions contained in the Agreement applicable to NewPage and such failure shall continue for a period of thirty (30) days after written notice thereof from Verso to NewPage specifying in reasonable detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within thirty (30) days, if NewPage fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter or (iii) consummate a Change of Control Transaction.

A “Change of Control Transaction” shall mean any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any person or group, except Apollo or any of its respective affiliates, acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding equity of NewPage or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of NewPage and its subsidiaries to any person or group (including any liquidation, dissolution or winding up of the affairs of NewPage, or any other distribution made, in connection therewith), except Apollo or any of its respective affiliates.

An “Event of Default” shall exist with respect to a party if such party (i) applies for or consents to the appointment of a receiver, trustee or liquidator of itself or any of its property, (ii) makes a general assignment for the benefit of creditors, (iii) is adjudicated bankrupt or insolvent or (iv) files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, takes advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law, or admits the material allegations of a petition filed against it in any proceedings under any such law.

Effects of Termination	Within 15 days of termination, NewPage shall pay all accrued and unpaid amounts due to Verso unless subject to a good faith dispute. Verso and its subsidiaries shall provide reasonable assistance to transfer the applicable services to NewPage or a new third party provider at the expense of NewPage.

Taxes	All applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on services provided for under the Agreement together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding, shall be payable by Verso in the event that such Service Taxes relate to services provided by a third party (and Verso shall be entitled to any recovery or credit in relation thereto).

Indemnity

NewPage shall indemnify, defend and hold harmless Verso, its affiliates, subsidiaries and its and their respective officers, directors and employees from and against any and all costs and expenses, losses, damages, claims, causes of action and liabilities (including reasonable attorneys’ fees, disbursements and expenses of litigation) arising from, relating to, or in any way connected with Verso’s and/or its subsidiaries’ provision of the services to NewPage and/or its subsidiaries, except to the extent caused by the gross negligence or willful misconduct of Verso.

Verso shall promptly provide NewPage with written notice of any claim, action or demand for which indemnity is claimed. NewPage shall be entitled to control the defense of any action; provided, that Verso may participate in any such action with counsel of its choice at its own expense; and provided, further, that NewPage shall not settle any claim, action or demand without the prior written consent of Verso, such consent not to be unreasonably withheld or delayed. Verso shall reasonably cooperate in the defense as NewPage may request and at NewPage’s expense.

In no event shall any party, its affiliates and/or its or their respective directors, officers, employees, representatives or agents be liable for any (i) indirect, incidental, special, exemplary, consequential or punitive damages or (ii) damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

Warranties	Verso shall make no warranty, express or implied, with respect to any or all of the services provided under the Agreement.

Confidentiality	NewPage’s materials and/or information that may be provided to Verso in connection with the Agreement and Verso’s materials and/or information provided to NewPage in connection with the Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of NewPage and Verso, respectively. Each party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other party (a “disclosing party”) to any third party other than its affiliates and such affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with the Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under the Agreement, in either case without the express written consent of the disclosing party. Further, each party shall be responsible for any breaches of the confidentiality provisions of the Agreement by its Representatives. Promptly upon the written request of a party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such party shall be returned or destroyed and NewPage shall terminate and shall cause its employees, agents and Representatives to terminate all access to any and all Verso computer systems; provided, however, that each party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of the Agreement.

“Confidential Information” shall not be deemed to include, and neither party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be dis-closed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

Ownership and Licensing of Intellectual Property	If, in connection with its provision of the services, either party provides, or provides access to, the other party and/or its affiliates any intellectual property owned by such party, it shall grant the other party, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid up license to such intellectual property, solely to the extent necessary to receive the services in accordance with the Agreement. To the extent that either party provides, or provides access to, the other party and/or its affiliates any intellectual property not owned by such party or its affiliates such party shall grant to the other party and/or its affiliates, during the term of the Agreement, a non-exclusive, revocable, non-transferable, non-sublicensable, royalty-free, fully paid-up sublicense to such intellectual property, solely to the extent necessary to provide or receive the services in accordance with the Agreement; provided that any other party’s and its affiliates’ access to, use of and rights for such third-party intellectual property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such intellectual property, which terms and conditions were disclosed or otherwise made available to such party by the other party. Upon the termination or expiration of any element or sub-element of the service pursuant to the Agreement, the license or sublicense, as applicable, to the relevant intellectual property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted under the Agreement shall terminate immediately upon the expiration or earlier termination of the Agreement in accordance with the terms thereof.

Network Access and Security

All interconnectivity by Verso to the computing systems and/or networks of NewPage and all attempts at such interconnectivity, shall be only through the security gate-ways/firewalls of the parties; provided, that, during the term of the Agreement, NewPage may transition any such computing systems and/or networks to such security gateways/firewalls as determined by NewPage, and, subject to the limitations set forth in the following provisos to this sentence, Verso shall provide commercially reasonable cooperation to NewPage in connection with such transition, provided that NewPage shall reimburse Verso for its reasonable costs or expenses incurred in relation to such cooperation.

Neither party shall access, and the parties will take reasonable actions designed to prevent unauthorized persons to access, the computing systems and/or networks of the other party without the other party’s express written authorization or except as otherwise authorized or reasonably required by the other party pursuant to the Agreement, and any such actual or attempted access shall be consistent with any such authorization or the Agreement.

The parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by NewPage to Verso computing systems and/or networks, which shall be consistent in all material respects with that used by such parties immediately prior to the closing date of the Transaction.

Verso shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by Verso immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of Verso’s systems and confidential information of NewPage on Verso’s systems, (ii) protect against any threats or hazards to the security or integrity of Verso’s systems including the confidential, non-public and proprietary information of NewPage on Verso’s systems, and (iii) prevent unauthorized access to or use of Verso’s systems, including the confidential, non-public and proprietary information of NewPage on Verso’s systems. NewPage shall comply with all physical, electronic, and procedural security policies and procedures maintained by Verso pursuant to the Agreement that have been made available by Verso to NewPage.

Assignment	The Agreement shall not be assigned or transferred by any party without the prior written consent of the other parties; provided, however, the Agreement may be collaterally assigned to either the Verso or NewPage lenders as the case may be. Notwithstanding the foregoing, (i) Verso shall have the right to delegate or subcontract its obligations under the Agreement, including, without limitation, to any subsidiary or third party service provider; provided that any such delegation or subcontracting shall not relieve Verso of its obligations under the Agreement and (ii) NewPage shall have the right to cause any services provided hereunder to be provided to any of NewPage’s subsidiaries in NewPage’s sole discretion.

Amendment	The Agreement may only be amended in writing, signed by all the parties.

Governing Law and Jurisdiction

The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

Each party shall irrevocably submit to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any action arising out of or relating to the Agreement, and shall irrevocably agree that all claims in respect of such action may be heard and determined in such court. Each party shall irrevocably waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties shall further agree, (A) to the extent permitted by law, that final and unappealable judgment against either of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any action or proceeding shall be effective if notice is given in accordance with the terms of the Agreement.

Dispute Resolution

Each of NewPage and Verso agrees to use its reasonable best efforts to resolve disputes under the Agreement by a negotiated resolution between the parties or as provided for in the Agreement.

In the event of a dispute under the Agreement, either NewPage or Verso may give a notice to the other party requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than fifteen (15) days after said notice, each party shall submit to the other party a written statement setting forth such party’s description of the dispute and of the respective positions of the parties on such dispute and such party’s recommended resolution and the reasons why such party feels its recommended resolution is fair and equitable in light of the terms and spirit of the Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a party pursuant thereto may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

If the dispute continues unresolved for a period of seven (7) days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. Any such meeting may be conducted by teleconference.

Not later than thirty (30) days after the commencement of good-faith negotiations, if the Steering Committee renders an agreed resolution on the matter in dispute, then both NewPage and Verso shall be bound thereby. If the Steering Committee has not resolved the matter in dispute within thirty (30) days after the commencement of good-faith negotiations, either NewPage or Verso may submit the dispute to any federal court in the State of Delaware in accordance with the terms of the Governing Law and Jurisdiction provisions of the Agreement.

No Right of Set-Off	No party shall have any right to set-off or offset any obligation or payment due to the other party pursuant to the terms of the Agreement against any obligation or payment due or owing to such party pursuant to the terms of the Agreement.

Force Majeure	No party to the Agreement (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under the Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure. The party claiming the benefit of such provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other party of the nature, extent and expected duration of any such force majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under the Agreement as soon as feasible. NewPage shall not be required to pay for any suspended services during which such services are not being provided to NewPage. Verso agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any service by reason of force majeure and is unable to fulfill NewPage’s requirements for such services, Verso shall treat NewPage no less favorably than any other similarly situated business in the allocation by Verso between such businesses and NewPage of such affected service and in a manner consistent with past practice. If Verso’s performance of any services is suspended or rendered impractical by reason of force majeure for a period in excess of 30 days, then NewPage shall have the right to terminate the Agreement with respect to such services immediately upon written notice to Verso.

Exhibit A to Annex I

Shared Services

Operations and Infrastructure

Procurement Services

Manufacturing Services

Accounting Services

Human Resources Services

Tax Services

Treasury and Insurance Services

Internal Legal Services

Security Services

Audit Services

Controller Services

Corporate Affairs Services

Rent and Real Estate Administration Services

Distribution and Customer Services

Technology Services

Communications and Marketing Services

Third Party Legal Services

Financial Analysis and Planning Services

New Ventures, R&D and Business Development Services

Intellectual Property Services